Exhibit 3.248

CHARTER OF VOLUNTEER TREATMENT CENTER, INC.

The undersigned natural person under the Tennessee Business Corporation Act adopts the following charter for the above listed corporation:

1.	The name of the corporation is Volunteer Treatment Center, Inc.

2.	The number of shares of stock the corporation is authorized to issue is two-thousand (2,000) shares, which shall all be of the same class to be designated common stock, which shares shall all have the same right, and shall be without par value.

3.	(a) The complete address of the corporation’s initial registered office in Tennessee is:

2347 Rossville Boulevard Chattanooga, Tennessee 37408 County of Hamilton

(b) The name of the initial registered agent and his complete address is:

Jack Randle 2347 Rossville Boulevard Chattanooga, Tennessee 37408 County of Hamilton

4.	The name and complete address of the incorporator:

W. Gerald Tidwell, Jr. 736 Georgia Avenue Dome Building - Suite 600 Chattanooga, TN 37402 (615) 266-8511

5.	The complete address of the corporation’s principal office is 2347 Rossville Boulevard, Chattanooga, Tennessee, U. S. A.

6.	The corporation is for profit.

7.	The corporation is being formed for the purpose of operating a non-residential treatment center for persons addicted to drugs.

	(a)	To operate and manage said business for its lawful purpose; to contract debts, to borrow money, to issue, sell and pledge bonds, notes and any other evidences of indebtedness and to execute such mortgages, transfers of corporate property, or other instruments, to secure the payments of corporate indebtedness as required; to invest funds in real estate, mortgages, stocks and bonds, or any other type of investments; to purchase assets of, merge with or consolidate with any other corporation; to redeem, purchase, retain, sell or transfer capital stock; to engage in all financial planning and organization necessary to accomplish the above purposes including the management of said business; and to engage in any and all lawful activities pertinent to this purpose.

	(b)	The duration of the corporation is perpetual.

	(c)	The corporation shall not commence business until consideration in the amount of not less than One-Thousand Five Hundred Dollars ($1,500.00) has been received for the issuance of shares.

This the 10th day of Nov., 1992.

/s/ W. Gerald Tidwell, Jr.

W. GERALD TIDWELL, JR.
Incorporator

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